Exhibit 99.1
[Endeavour International Corporation logo]

For immediate release
Media contact, Janice Aston White, 713-307-8780

Endeavour raises additional funding
from convertible senior notes offering

Houston, TX – February 24, 2005 — Endeavour International Corporation (AMEX: END) announced today that investors in its previously announced private convertible senior notes offering have exercised options to purchase an additional $14.75 million of principal amount of such notes.

This amount is in addition to the $65 million aggregate principal amount of notes purchased at the initial closing on January 20, 2005. The notes are due in 2012 and bear interest at a rate of 6.00% per annum. They are convertible into Endeavour common stock at an initial conversion rate of 199.2032 shares of common stock per $1,000 principal amount of notes, subject to adjustment, which is equal to an initial conversion rate of $5.02 per share.

Proceeds from the notes issuance will fund expenditures to explore for and develop oil and gas properties, working capital and general corporate purposes, which may include future acquisitions of interests in oil and gas properties.

Endeavour International Corporation is an international oil and gas exploration and production company primarily focused on the acquisition, exploration and development of energy reserves in the North Sea. The company also holds interests in a gas development project in Thailand. For more information, visit http://www.endeavourcorp.com.